Execution Version

TEREX CORPORATION

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

__________________

WAIVER AGREEMENT
Dated as of September 30, 2016

to

FOURTH SUPPLEMENTAL INDENTURE

Dated as of November 26, 2012

to Senior Debt Indenture dated as of July 20, 2007

Between

TEREX CORPORATION

and

HSBC BANK USA, NATIONAL ASSOCIATION, as Trustee

__________________

6.00% Senior Notes Due 2021

WAIVER AND AGREEMENT (this “Waiver Agreement”), dated as of September 30, 2016, between TEREX CORPORATION, a Delaware corporation (the “Company”), and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America, as trustee (the “Trustee”).
WITNESSETH:
WHEREAS, the Company executed and delivered to the Trustee an Indenture dated as of July 20, 2007 by and between the Company and the Trustee (the “Base Indenture”) as supplemented by the Fourth Supplemental Indenture dated November 26, 2012 governing the 6.00% Senior Notes due 2021 (collectively, the “Indenture”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture;
WHEREAS, pursuant to the Notice of Consent Solicitation dated September 21, 2016 (the “Notice”), as modified by the Supplement, dated September 26, 2016 (the “Supplement”), the Company has solicited (the “Consent Solicitation”) the Holders to direct the Trustee to execute and deliver a waiver to the Indenture to waive compliance with the Limitation on Sales of Assets and Subsidiary Stock covenant with respect to the percentage of consideration received in the form of cash and Cash Equivalents from a particular Asset Disposition, as more specifically set forth herein (the “Waiver”);
WHEREAS, Sections 902 and 1006 of the Indenture provide that, subject to certain inapplicable exceptions, the Company and the Trustee may waive compliance with any provision of the Indenture and the Notes with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (the “Requisite Consents”);
WHEREAS, in connection with the Consent Solicitation, Holders that delivered, and have not withdrawn, a valid consent to the Waiver on a timely basis (the “Consenting Holders”) are entitled to receive a consent fee (the “Consent Fee”) with respect to the Notes in respect of which they have validly consented if all of the conditions to the Consent Solicitation are met;
WHEREAS, the Holders that have approved this Waiver Agreement (as evidenced by their execution of a Consent Form) constitute Holders of at least a majority in aggregate principal amount of the Notes now outstanding and are willing to direct the Trustee to execute and deliver this Waiver Agreement;
WHEREAS, consistent with the practice of The Depository Trust Company (“DTC”), DTC has authorized direct participants in DTC set forth in the position listing of DTC as of September 21, 2016 to approve this Waiver Agreement as if they were Holders of the Notes held of record in the name of DTC or the name of its nominee;
WHEREAS, the Trustee is hereby directed by the Holders of the requisite principal amount of Notes to execute and deliver this Waiver Agreement in its capacity as Trustee; and
WHEREAS, the execution and delivery of this Waiver Agreement have been duly authorized by the Company and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;
NOW, THEREFORE, in consideration of the above premises, and for the purpose of memorializing the Waiver to the Indenture consented to by the Holders, each party agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:
ARTICLE I

LIMITED WAIVER OF THE INDENTURE
Section 1    Waiver.
The Holders hereby permanently and irrevocably waive compliance with the provisions of the Limitation on Sales of Assets and Subsidiary Stock covenant in Section 1042(a)(1) of the Indenture in connection with the MHPS Sale (as defined in the Notice) and in connection with the sale(s) of Konecranes Shares (as defined in the Notice) with respect to the requirement that neither the Company nor any of its Restricted Subsidiaries will make an Asset Disposition unless it receives at least 75% of the consideration for such Asset Disposition in the form of cash or Cash Equivalents (after taking into account the Fair Market Value of any Designated Non-cash Consideration having an aggregate Fair Market Value of up to the greater of (x) $150.0 million and (y) 3.0% of Consolidated Tangible Assets that the Company may elect to deem cash pursuant to the terms of the Indenture).
ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1    Effect of Waiver Agreement.
From and after the Waiver Operative Time (as defined below), the applicable provisions of the Indenture shall be waived in accordance herewith. Each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture modified by this Waiver Agreement unless the context otherwise requires. The Indenture as modified by this Waiver Agreement shall be read, taken and construed as one and the same instrument, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture as modified by this Waiver Agreement shall be bound thereby.
Section 2.2     Effectiveness.
This Waiver Agreement shall become effective and binding on the Company, the Trustee and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture, upon the execution and delivery by the parties to this Waiver Agreement; provided, however, that the Waiver set forth in Section 1 above shall become operative only upon the later of the (a) payment of the Consent Fee to the Consenting Holders in accordance with the terms and conditions of the Notice and (b) all Conditions (as defined in the Notice), including the MHPS Sale Condition (as defined in the Notice) have been satisfied or waived (the “Waiver Operative Time”), as notified to the Trustee in writing by the Company.
Section 2.3    Indenture Remains in Full Force and Effect.
Except to the extent waived hereby, all provisions in the Indenture shall remain in full force and effect.
Section 2.4    Responsibilities of the Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Waiver Agreement or for or in respect of the recitals contained herein, all of which are made solely by the Company.
Section 2.5    Severability.
In case any one or more of the provisions contained in this Waiver Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.
Section 2.6    Successors and Assigns.
All agreements of the Company in this Waiver Agreement shall bind its respective successors. All agreements of the Trustee in this Waiver Agreement shall bind its successors.
Section 2.7    Certain Duties and Responsibilities of the Trustee.
In entering into this Waiver Agreement, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

The Trustee, for itself and its successor or successors, accepts the terms of the Indenture as modified by this Waiver Agreement, and agrees to perform the same, but only upon the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture. The Trustee makes no representations as to the validity or sufficiency of this Waiver Agreement other than as to the validity of its execution and delivery by the Trustee.
Section 2.8    Governing Law.
THIS WAIVER AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY OTHER CONFLICTS OF LAW PROVISIONS.
Section 2.9    Counterparts.
This Waiver Agreement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.
Section 2.10     Effect of Headings.
The Section headings herein are for convenience only and shall not affect the construction hereof.
[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Waiver Agreement to be duly executed, all as of the date first written.
TEREX CORPORATION,
as Issuer
By:___________________________
Name:
Title:
HSBC BANK USA, NATIONAL ASSOCIATION,
as Trustee
By:___________________________
Name:
Title: